As filed with the Securities and Exchange Commission on May 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Incorporated Under the Laws of Ohio	LENOX BANCORP, INC. 4730 Montgomery Road CINCINNATI, OHIO 45212 (513) 531-8655	I.R.S. Employer Identification No. 31-0742526

LENOX BANCORP, INC. 2002 STOCKK OPTION AND INCENTIVE PLAN

LENOX BANCORP, INC. 2001 DIRECTORS’ STOCK OPTION PLAN

Jane Schank
Lenox Bancorp, Inc.
4730 Montgomery Road
Cincinnati, Ohio 45212
(513) 531-8655
Facsimile: (513) 458-4669
(Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered Common Stock, No par value	Amount To Be Registered(1) 250,000 Shares	Proposed Maximum Offering Price Per Share(2) $11	Proposed Maximum Aggregate Offering Price(2) $2,750,000	Amount of Registration Fee(3) $253

(1)

This Registration Statement is filed for up to an additional 150,000 shares issuable pursuant to the Lenox Bancorp, Inc. 2002 Stock Option and Incentive Plan and 100,000 shares issuable pursuant to the Lenox Bancorp, Inc. 2001 Directors’ Stock Option Plan.

(2)	Estimated solely for purposes of calculating registration fee.
(3)

Calculated pursuant to Rule 457(h) based on price of Lenox Bancorp, Inc. Common Stock on May 15, 2002 at $11 per share listed over-the-counter through the National Daily Quotation Service "Pink Sheet" published by the National Quotation Bureau, Inc..

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by Lenox Bancorp, Inc. with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

  Lenox's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

  Lenox's Form 8-K filed on April 22, 2002.

  The description of Lenox's common stock contained in its Registration Statement on Form 8-A, filed with the SEC on April 8, 1996 (File No. 0-28162).

        All reports and other documents subsequently filed by Lenox pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

        Not applicable.

Item 5. Interests    of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        Ohio Revised Code, Section 1701.13(E), allows indemnification by the registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the registrant, by reason of the fact that he is or was a director, officer, employee or agent of the registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. Lenox’s Code of Regulations provides that Lenox shall indemnify its directors and officers to the fullest extent not prohibited by law and makes the right to indemnification a contract right. Additionally, Lenox maintains director and officer liability insurance which provides coverage against certain liabilities.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits*

Exhibit 4.1	Lenox Bancorp, Inc. 2002 Stock Option and Incentive Plan (incorporated by reference to Lenox's proxy materials filed with the Securities and Exchange Commission on March 27, 2002).

Exhibit 4.2	Lenox Bancorp, Inc. 2001 Directors' Stock Option Plan (incorporated by reference to Lenox's Form 10-K for the year ended March 31, 2001 filed with the Securities and Exchange Commission).

Exhibit 5	Opinion of Keating, Muething & Klekamp, P.L.L.

Exhibit 23.1	Consent of Clark, Schaefer, Hackett & Co.

Exhibit 23.2	Consent of Keating, Muething & Klekamp, P.L.L. (contained in Exhibit 5)

Exhibit 24	Power of Attorney (contained in the signature page)

        * All exhibits are filed herewith unless otherwise indicated.

Item 9.    Undertakings

        9.1    The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        9.2    The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on May 17, 2002.

LENOX BANCORP, INC. By: /s/ Jane Schank Jane Schank Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below marked with an asterisk hereby authorizes Jane Schank and John C. Lame as attorney-in-fact to sign on his or her behalf individually and in each capacity indicated below, any amendments, including post-effective amendments, to this Registration Statement.

Signature	Date

*/s/John C. Lame John C. Lame */s/Gail R. Behymer Gail R. Behymer */s/Guy E. Napier Guy E. Napier */s/Gary P. Kreider Gary P. Kreider */s/Jane Schank Jane Schank	May 17, 2002 May 17, 2002 May 17, 2002 May 17, 2002 May 17, 2002